Exhibit (e)(1)(3)

FOURTH AMENDMENT TO THE

ALPHA ARCHITECT ETF TRUST

DISTRIBUTION AGREEMENT

THIS FOURTH AMENDMENT effective as of the last date on the signature block, to the Distribution Agreement, dated as of October 8, 2014 (the “Agreement”) is entered into by and between Alpha Architect ETF Trust (the “Trust”), a Delaware statutory trust and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the parties desire to revise the funds subject to the Agreement;

NOW THEREFORE, pursuant to Article 13 of the Agreement, the parties hereby agree to amend the Agreement as follows:

Amended Schedule A of the Agreement shall be superseded and replaced in its entirety by Amended Schedule A attached hereto

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last date written below.

ALPHA ARCHITECT ETF TRUST	QUASAR DISTRIBUTORS, LLC

By:	By:

Date:	Date:

Amended Schedule A to the

Distribution Agreement - Alpha Architect ETF Trust

Separate Series of Alpha Architect ETF Trust

Name of Series

Alpha Architect U.S. Quantitative Value ETF

Alpha Architect International Quantitative Value ETF

Alpha Architect U.S. Quantitative Momentum ETF

Alpha Architect International Quantitative Momentum ETF

Alpha Architect Value Momentum Trend ETF

Freedom 100 Emerging Markets ETF

Merlyn.AI Bull-Rider Bear-Fighter ETF

Merlyn.AI Tactical Growth and Income ETF

Merlyn.AI Best-of-Breed Core Momentum ETF

Merlyn.AI SectorSurfer Momentum ETF

Gadsden Dynamic Multi-Asset ETF

UPHOLDINGS Compound Kings ETF

Freedom Day Dividend ETF

Sparkline Intangible Value ETF

Viridi Cleaner Energy Crypto-Mining & Semiconductor ETF

Discipline Fund ETF

Generation Z ETF

Guru Favorite Stocks ETF

Return on Character ETF

ARK 21Shares Bitcoin Futures Strategy ETF

Papi’s Money ETF